Filed Pursuant to Rule 424(b)(3)
Registration No. 333-157688

NORTHSTAR REAL ESTATE INCOME TRUST, INC.
SUPPLEMENT NO. 3 DATED MAY 13, 2011
TO THE PROSPECTUS DATED APRIL 22, 2011

This document supplements, and should be read in conjunction with, our prospectus dated April 22, 2011, Supplement No. 1 dated April 22, 2011 and Supplement No. 2 dated May 4, 2011. The purpose of this Supplement No. 3 is to disclose:

•	the status of our initial public offering; and

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, as filed with the Securities and Exchange Commission on May 13, 2011, which is attached to this supplement as Annex A.

Status of Our Initial Public Offering

We commenced our initial public offering of $1,100,000,000 in shares of common stock on July 19, 2010. Of these shares, we are offering $1,000,000,000 in our primary offering and $100,000,000 pursuant to our distribution reinvestment plan.

As of May 12, 2011, we had sold 1,991,245 shares of common stock in the offering for gross offering proceeds of approximately $19.9 million, all of which were sold in the primary offering. As of May 12, 2011, there were 108,535,071 shares of common stock available for sale in the offering, including 10,489,981 shares under the distribution reinvestment plan. Our initial public offering is expected to terminate on or before July 19, 2012, unless extended by our board of directors.

ANNEX A

QUARTERLY REPORT ON FORM 10-Q
FOR THE
QUARTERLY PERIOD ENDED MARCH 31, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2011
Commission File Number: 333-157688
NORTHSTAR REAL ESTATE INCOME TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	26-4141646 (IRS Employer Identification No.)
399 Park Avenue, 18th Floor New York, NY 10022
(Address of Principal Executive Offices, Including Zip Code)
(212) 547-2600
(Registrant’s Telephone Number, Including Area Code)
Indicate by the check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☐ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes☐ No ☑
Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of the latest practicable date:
The Company has one class of common stock, par value $0.01 per share, 4,946,964 shares outstanding as of May 11, 2011.

NORTHSTAR REAL ESTATE INCOME TRUST, INC.
QUARTERLY REPORT
For the Three Months Ended March 31, 2011

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
	(unaudited)

ASSETS:
Cash	$24,048,789	$20,404,832
Available for sale securities, at fair value	31,228,000	31,264,331
Real estate debt investment	4,702,500	—
Receivables	131,214	128,287
Deferred financing costs, net	43,569	46,216
Other assets	105,604	234,267

Total Assets	$60,259,676	$52,077,933

LIABILITIES:
Secured term loans	24,061,212	24,061,212
Accounts payable and accrued expenses	109,915	93,799
Distribution payable	258,684	208,594
Related party payable	274,270	162,075
Other liabilities	92,786	—

Total Liabilities	24,796,867	24,525,680

EQUITY:
NorthStar Real Estate Income Trust, Inc. Stockholders’ Equity
Preferred stock, $0.01 par value per share; 50,000,000 shares authorized, no shares issued and outstanding at March 31, 2011 and December 31, 2010	—	—
Common stock, $0.01 par value per share; 400,000,000 shares authorized, 4,169,529 and 3,193,414 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	41,695	31,934
Additional paid-in capital	35,515,286	26,775,538
Retained earnings	(98,383)	740,547

Total NorthStar Real Estate Income Trust, Inc. stockholder’s equity	35,458,598	27,548,019
Non-controlling Interest	4,211	4,234

Total equity	35,462,809	27,552,253

Total liabilities and equity	$60,259,676	$52,077,933

See accompanying notes to condensed consolidated financial statements.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2011	March 31, 2010

Revenues and other income:
Interest income	$373,466	$278,254

Total revenues	373,466	278,254
Expenses:
Interest expense	222,569	120,204
Advisory fees — related party	64,879	6,634
Auditing and professional fees	46,763	—
General and administrative expenses	185,103	119,243

Total expenses	519,314	246,081
(Loss) income from operations	(145,848)	32,173
Unrealized (loss) gain on investments	(4,407)	246,859

Consolidated net (loss) income	(150,255)	279,032
Net (loss) income attributable to the non-controlling interests	(23)	110

Net (loss) income attributable to NorthStar Real Estate Income Trust, Inc. common stockholders	$(150,232)	$278,922

Net (loss) income per share of common stock, basic / diluted	$(0.04)	$0.47

Weighted-average number of shares of common stock outstanding, basic / diluted	3,494,499	596,631
See accompanying notes to condensed consolidated financial statements.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock
					Total Company’s
			Additional Paid-in	Retained	Stockholders'	Non-Controlling	Total Stockholders'
	Shares	Amount	Capital	Earnings	Equity	Interest	Equity

Balance, December 31, 2009	113,828	$1,138	$998,862	$680,530	$1,680,530	$3,361	$1,683,891

Activity prior to the merger:
Proceeds from issuance of common stock	3,669,919	36,699	35,032,407	—	35,069,106	—	35,069,106
Cost of capital			(3,459,410)	—	(3,459,410)	—	(3,459,410)
Stock distribution reinvestment	7,915	79	74,262	—	74,341	—	74,341
Distribution paid				(1,075,268)	(1,075,268)	—	(1,075,268)
Shares redeemed for cash	(893,968)	(8,939)	(8,233,445)	—	(8,242,384)	—	(8,242,384)

Balance as of October 18, 2010	2,897,694	$28,977	$24,412,676	$(394,738)	$24,046,915	$3,361	$24,050,276

Shares of the accounting acquiree*	39,039	390	62,326	—	62,716	545	63,261
Proceeds from issuance of common stock	250,467	2,505	2,493,805	—	2,496,310	—	2,496,310
Cost of capital	—	—	(260,678)	—	(260,678)	—	(260,678)
Stock distribution reinvestment	6,214	62	58,970	—	59,032	—	59,032
Distribution paid	—	—	—	(285,713)	(285,713)	—	(285,713)
Distribution declared	—	—	—	(208,594)	(208,594)	—	(208,594)
Amortization of equity based compensation	—	—	8,439	—	8,439	—	8,439
Net income	—	—	—	1,629,592	1,629,592	328	1,629,920

Balance, December 31, 2010	3,193,414	$31,934	$26,775,538	$740,547	$27,548,019	$4,234	$27,552,253

Proceeds from issuance of common stock	976,077	9,761	9,692,699	—	9,702,460	—	9,702,460
Cost of capital	—	—	(954,380)	—	(954,380)	—	(954,380)
Shares repurchased	(14,748)	(148)	(147,332)	—	(147,480)	—	(147,480)
Stock distribution reinvestment	14,786	148	140,322	—	140,470	—	140,470
Distribution paid	—	—	—	(430,014)	(430,014)	—	(430,014)
Distribution declared	—	—	—	(258,684)	(258,684)	—	(258,684)
Amortization of equity based compensation	—	—	8,439	—	8,439	—	8,439
Net loss	—	—	—	(150,232)	(150,232)	(23)	(150,255)

Balance, March 31, 2011 (unaudited)	4,169,529	$41,695	$35,515,286	$(98,383)	$35,458,598	$4,211	$35,462,809

*	Northstar Real Estate Income Trust, Inc., the surviving legal entity, issued 24,039 shares for its initial capitalization and 15,000 shares to its Board of Directors prior to the merger with NorthStar Income Opportunity REIT I, Inc.
See accompanying notes to condensed consolidated financial statements.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended	Three Months
	March 31, 2011	Ended March 31, 2010

Cash flows from operating activities:
Net cash provided by operating activities:	$207,379	$42,326

Cash flows from investing activities:
Origination of real estate debt investment	(4,750,000)	—
Origination fees received	47,500	—
Acquisition of available for sale securities	—	(29,616,265)

Net cash used in investing activities	(4,702,500)	(29,616,265)

Cash flows from financing activities:
Proceeds from issuance of common stock	9,702,460	7,607,306
Cost of capital	(917,764)	(784,159)
Distributions paid on common stock	(638,608)	—
Proceeds from dividend reinvestment plan	140,470	—
Redemption of common stock	(147,480)	—
Financing of secured term debt	—	24,089,417
Repayment of secured term debt	—	(28,205)
Payment of deferred financing costs	—	(55,287)

Net cash provided by financing activities	8,139,078	30,829,072

Net increase in cash	3,643,957	1,255,133
Cash, beginning of period	20,404,832	55,630

Cash, end of period	$24,048,789	$1,310,763

Supplemental disclosure of cash flow information:
Cash paid for interest	$219,917	$77,297

Supplemental disclosure of non-cash financing activities:
Distributions payable	$258,684	$81,445
Accrued cost of capital	$36,617	$—
See accompanying notes to condensed consolidated financial statements

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. Formation and Organization
NorthStar Real Estate Income Trust, Inc. (the “Company”) was formed on January 26, 2009, and intends to qualify as a real estate investment trust (“REIT”) beginning with the taxable year ending December 31, 2010. The Company was organized primarily to acquire commercial real estate loans, commercial real estate-related debt securities and select commercial real estate equity investments. The Company is externally managed by NS Real Estate Income Trust Advisor, LLC (the “Advisor”), and has no employees.
Substantially all of the Company’s business is conducted through NorthStar Real Estate Income Trust Operating Partnership, LP, the Company’s operating partnership (the “OP”). The Company is the sole general partner of the OP. The initial limited partners of the OP are the Advisor and NorthStar OP Holdings, LLC, (the “Special Unit Holder”). The Advisor invested $1,000 in the OP in exchange for common units and the Special Unit Holder has invested $1,000 in the OP and has been issued a separate class of limited partnership units (the “Special Units”), which is recorded as non-controlling interest in the condensed consolidated balance sheet as of March 31, 2011 and December 31, 2010. As the Company accepts subscriptions for shares, it will transfer substantially all of the net proceeds from the continuous public offering to the OP as a capital contribution.
The Company’s charter authorizes the issuance of up to 400,000,000 shares of common stock with a par value $0.01 per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. The Company’s board of directors is authorized to amend its charter, without the approval of the stockholders, to increase the aggregate number of authorized shares of capital stock or the number of shares of any class or series that the Company has authority to issue. On February 19, 2009, the Company was initially capitalized through the sale 24,039 shares of common stock to NRFC Sub-REIT Corp., a wholly-owned subsidiary of NorthStar Realty Finance Corp. (the “Sponsor”), for $200,004.
On March 4, 2009, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) to offer a minimum of 200,000 shares and a maximum of 110,526,315 shares of common stock in a continuous, public offering (the “Offering”), of which 10,526,315 shares would be offered pursuant to the Company’s distribution reinvestment plan (“DRP”). The SEC declared the Company’s registration statement effective on July 19, 2010, and the Company retained NRF Capital Markets, LLC (the “Dealer Manager”), an affiliate of the Company, to serve as the dealer manager of the Offering. The Dealer Manager is responsible for marketing the Company’s shares being offered pursuant to the Offering. As described above, the Company intends to use substantially all of the net proceeds from the Offering to invest in a diverse portfolio of commercial real estate loans, commercial real estate-related debt securities and select commercial real estate equity investments.
On October 18, 2010, the Company completed a merger, accounted for as a reverse merger and recapitalization, with NorthStar Income Opportunity REIT I, Inc., (“NSIO REIT”) also sponsored by the Sponsor (the “Merger Transaction”). The Company was considered the surviving legal entity and NSIO REIT was considered the accounting acquirer and the surviving accounting entity. As the surviving accounting entity, NSIO REIT’s financial information is presented in these financial statements on a historical carryover basis.
2,828,552 shares of NSIO REIT, par value $0.01 per share, issued and outstanding immediately prior to the Merger Transaction were converted into 2,897,694 shares of the Company’s common stock, par value $0.01, at a conversion rate of 1.02444444 shares of the Company’s stock for every one share of NSIO REIT stock and 893,968 shares of NSIO REIT, par value $0.01 per share, issued and outstanding immediately prior to the Merger Transaction were converted into cash, without interest, in an amount of $9.22 per share. All NSIO REIT stockholders who would otherwise have been entitled to a fractional share of the Company’s shares received cash in an amount equal to such fraction of the Company’s shares based on a conversion price of $9.22. The Company used $8,242,385 of the cash received from NSIO REIT in connection with the closing of the Merger Transaction to satisfy the Company’s obligation to pay the cash consideration and intends to use the remaining cash after payment of transaction expenses for general corporate purposes, including investments consistent with the Company’s investment strategy. On the closing date, 411 NSIO REIT stockholders became stockholders of the Company with each of their shares of NSIO REIT common stock being converted to unregistered shares of the Company’s common stock at the ratio set forth above.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
In addition, as a result of the Merger Transaction, the Company eliminated the minimum offering requirement and terminated its escrow agreement with Wells Fargo Bank, N.A.
2. Summary of Significant Accounting Policies
Basis of Quarterly Presentation
The accompanying condensed consolidated financial statements and related notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared under accounting principles generally accepted in the United States have been condensed or omitted. In the opinion of management, all adjustments considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows have been included and are of a normal and recurring nature. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. These financial statements should be read in conjunction with the Company’s condensed consolidated financial statements and notes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2010, which was filed with the Securities and Exchange Commission. Capitalized terms used herein, and not otherwise defined, are defined in the Company’s December 31, 2010 consolidated financial statements included in its annual report on Form 10-K.
Principles of Consolidation
The condensed consolidated financial statements include the accounts of the Company, and its majority owned subsidiaries, which are controlled by the Company. All significant intercompany balances have been eliminated in consolidation.
Estimates
The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates.
Real Estate Debt Investments
Real estate debt investments are intended to be held to maturity and, accordingly, are carried at cost, net of unamortized loan origination fees, discounts, and unfunded commitments unless such loan or investment is deemed to be impaired. Discounts and premiums on purchased assets are amortized over the life of the investment using the effective interest method. The origination cost and fees are deferred and amortized using the effective interest method over the life of the related loan investment. The amortization is reflected as an adjustment to interest income.
Credit Losses on Real Estate Debt Investments
Allowances are established based upon a periodic review of the real estate debt investments. Income recognition is suspended for loans at the earlier of the date at which payments become 90 days past due or when, in the opinion of management, a full recovery of income and principal becomes doubtful. Income recognition is resumed when the suspended loan becomes contractually current and performance is demonstrated to be resumed. In performing this review, management considers the estimated net recoverable value of the loan as well as other factors, including the fair market value of any collateral, the amount and the status of any senior debt, the prospects for the borrower and the economic situation of the region where the borrower does business. Because this determination is based upon projections of future economic events, which are inherently subjective, the amounts ultimately realized from the loan investments may differ materially from the carrying value at the balance sheet date.
3. Fair Value of Financial Instruments
Fair Value Measurements
Fair Value Hierarchy
The Company has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.
Financial assets and liabilities recorded on the condensed consolidated balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1. Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market (examples include active exchange-traded equity securities, listed derivatives, most U.S. government and agency securities, and certain other sovereign government obligations).

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
Level 2. Financial assets and liabilities whose values are based on the following:
a)	Quoted prices for similar assets or liabilities in active markets (for example, restricted stock);
b)	Quoted prices for identical or similar assets or liabilities in non-active markets (examples include corporate and municipal bonds, which trade infrequently);
c)	Pricing models whose inputs are observable for substantially the full term of the asset or liability (examples include most over-the-counter derivatives, including interest rate and currency swaps); and
d)	Pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full term of the asset or liability (for example, certain mortgage loans).

Level 3. Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability (examples include private equity investments, beneficial interest in securitizations and long-dated or complex derivatives, including certain foreign exchange options and long-dated options on gas and power).

Determination of Fair Value
The Company may use valuation techniques consistent with the market and income approaches to measure the fair value of its assets and liabilities. The Company’s market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The Company’s income approach uses valuation techniques to convert future projected cash flows to a single discounted present value amount. When applying either approach, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs. The Company reviews the fair values determined by the third-party pricing models and dealer quotes and compares the results to internally generated pricing models on each asset or liability to validate reasonableness.
The following is a description of the valuation techniques used to measure fair value and the general classification of these instruments pursuant to the fair value hierarchy.
Available for sale securities
When available, the fair value of available for sale securities is based on quoted prices in active markets. If quoted prices are not available, fair values are obtained from nationally-recognized pricing services, broker quotes, or other model-based valuation techniques. The fair value of Level 2 securities is based on a market approach with prices obtained from nationally-recognized pricing services. Observable inputs used to value these securities can include: reported trades, benchmark yields, issuer spreads and broker/dealer quotes. The fair value of Level 3 securities is typically based on a single broker quote or the Company’s discounted cash flow analysis.
Financial assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following table sets forth the Company’s financial assets that were accounted for at fair value on a recurring basis as of March 31, 2011 by level within the fair value hierarchy:

	Level 2	Total

Available for sale securities	$31,228,000	$31,228,000
At March 31, 2011, the Company had no financial assets or liabilities that were accounted for at fair value on a non-recurring basis.
Fair Value Option
The Company has elected to apply the fair value option of accounting for available for sale securities for the purpose of enhancing the transparency of its financial condition.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
Changes in fair value for assets and liabilities for which the election is made will be recognized in earnings as they occur. The fair value option may be elected on an instrument by instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument.
The following table sets forth the Company’s financial instruments for which the fair value option was elected:

	March 31,	December 31,
Financial Instruments, at Fair Value	2011	2010
Assets:
Available for sale securities	$31,228,000	$31,264,331

Total assets	$31,228,000	$31,264,331

The following table presents the difference between fair values and the aggregate contractual amounts of available for sale securities and liabilities, for which the fair value option has been elected:

		Amount
	Fair Value at	Due Upon
	March 31, 2011	Maturity	Difference

Available for sale securities	$31,228,000	$28,856,000	$2,372,000
For the three months ended March 31, 2011 and 2010, the Company recognized a net loss of $4,407 and net gain of $246,859, respectively, as the result of the change in fair value of financial assets for which the fair value option was elected, which is recorded as unrealized (loss)/gain on investments in the Company’s condensed consolidated statement of operations.
4. Real Estate Debt Investments
On March 30, 2011, the Company originated and funded a 36-month, floating rate senior mortgage loan in the amount of $4,750,000, the proceeds of which were used to acquire a multifamily property in San Marcos, Texas. The interest rate is LIBOR + 4.00% with a 4% LIBOR floor.
5. Term Asset-Backed Loan Facilities
On January 28, 2010, the Company entered into a non-recourse Term Asset-Backed Securities Loan Facility (“TALF”) agreement with the Federal Reserve Bank of New York in the amount of $11,639,417, bearing interest at a fixed rate of 3.73%. Interest is payable monthly and principal is due at maturity on January 28, 2015. The proceeds were used to finance a AAA-rated Commercial Mortgage Back Security (“CMBS”) in the amount of $14,093,609 and a face value of $13,856,000. At March 31, 2011 and December 31, 2010, the balance of this TALF agreement was $11,629,213 for both periods.
On February 25, 2010, the Company entered into a non-recourse TALF agreement with the Federal Reserve Bank of New York in the amount of $12,450,000, bearing interest at a fixed rate of 3.69%. Interest is payable monthly and principal is due at maturity on February 25, 2015. The proceeds were used to finance a AAA-rated CMBS in the amount of $15,522,656 and a face value of $15,000,000. At March 31, 2011 and December 31, 2010, the balance of this TALF agreement was $12,431,999 for both periods.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
6. Related Party Arrangements
NS Real Estate Income Trust Advisor, LLC
Subject to certain restrictions and limitations, the Advisor is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company.
The Advisor and certain affiliates of the Advisor receive fees and compensation in connection with the Company’s Offering, and the acquisition, management and sale of the Company’s real estate investments.
For the three months ended March 31, 2010, organization and offering costs (other than selling commissions and the dealer manager fee) of the accounting acquirer were being paid by the Advisor or its affiliates, subject to reimbursement. These fees were reimbursable up to a maximum of $1,000,000, which is 1.0% of the maximum gross offering proceeds of $100,000,000 or a minimum of $60,000. The accounting acquirer reimbursed $60,000 of these costs to the Advisor for three months ended March 31, 2010.
Upon completion of the merger transaction on October 18, 2010, the Company reimburses the Advisor for organization and offering costs up to a maximum of $15,000,000, which is 1.5% of the maximum gross offering proceeds of $1,000,000,000. The Advisor is responsible for the payment of organization and offering expenses to the extent that selling commissions, the dealer manager fee and other organization and offering expenses exceed 15% of gross offering proceeds, without recourse against or reimbursement by the Company.
As of March 31, 2011, the Advisor has incurred organization and offering costs of $2,946,959 on behalf of the Company of which $60,000 has been reimbursed in prior periods. For the three months ended March 31, 2011, the Company accrued an additional $122,977 of organization and offering cost to be reimbursed to the Advisor based upon the gross offering proceeds of $9,702,460 raised in the quarter. The $122,977 payable to the Advisor is recorded in due to related parties in the condensed consolidated balance sheet, of which $86,361 is included in general and administrative expenses in the condensed consolidated statement of operations and $36,616 of which is recorded as a reduction of stockholders equity in the Company’s condensed consolidated statement of stockholders’ equity as of March 31, 2011. Additional organization and offering costs will only become a liability of the Company to the extent selling commissions, the dealer manager fee and other organization and offering costs do not exceed 15% of the gross proceeds of the Offering.
The Advisor also receives an acquisition fee equal to 1% of the amount funded by the Company to acquire or originate commercial real estate loans or the amount invested in the case of other real estate investments including any acquisition and origination expenses and any debt attributable to such investments. For the three months ended March 31, 2011, the Company incurred $47,297 in acquisition fees payable to the Advisor which is included in advisory fees-related party in the condensed consolidated statement of operations.
The Company will pay the Advisor a monthly asset management fee equal to one-twelfth of 1.25% of the sum of the cost of all investments made and of the Company’s investments in joint ventures, including acquisition fees, acquisition and origination expenses and any debt attributable to such investments, less any principal repaid by borrowers on the Company’s debt investments (or the Company’s proportionate share thereof in the case of debt investments made through joint ventures). For substantial assistance in connection with the sale of investments, the Company will pay the Advisor or its affiliate a disposition fee of 1% of the contract sales price of each commercial real estate loan, commercial real estate-related debt security or select commercial real estate equity investment sold, including mortgage-backed securities or collateralized debt obligations issued by a subsidiary of the Company as part of a securitization transaction. The Company will not pay a disposition fee upon the maturity, prepayment, workout modification or extension of a loan or other debt-related investment unless there is a corresponding fee paid by the borrower, in which case the disposition fee will be the lesser of (i) 1% of the principal amount of the loan or debt-related investment prior to such transaction or (ii) the amount of the fee paid by the borrower in connection with such transaction. If the Company takes ownership of a property as a result of a workout or foreclosure of a loan, the Company will pay a disposition fee upon the sale of such property. For the three months ended March 31, 2011 and 2010, the Company incurred $17,582 and $6,634 respectively, in asset management fees, which was recorded in advisory fees-related party in the condensed consolidated statement of operations.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
The Company will reimburse the Advisor for all expenses paid or incurred by the Advisor in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse the Advisor for any amount by which its operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of: (i) 2% of its average invested assets or (ii) 25% of its net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company’s assets for that period. Notwithstanding the above, the Company may reimburse the Advisor for expenses in excess of this limitation if a majority of the independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. The Company calculates the expense reimbursement quarterly and will true-up the calculation at the end of the twelve month period. As of March 31, 2011, the Advisor has incurred operating expenses of $848,803 on behalf of the Company. Based upon the quarterly calculation the Company has accrued $79,130 of these costs as due to related parties in the condensed consolidated balance sheet and which are included in audit and professional fees and other general and administrative expenses in the condensed consolidated statement of operations in the Company’s condensed consolidated financial statements as of and for the three months ended March 31, 2011. From the effective date October 18, 2010, through March 31, 2011, the Company has reimbursed the Advisor $92,898 based upon the preliminary expense calculation.
NRF Capital Markets, LLC
Pursuant to a dealer manager agreement, the Company will pay the Dealer Manager selling commissions of up to 7% of gross offering proceeds. In addition, the Company will pay the Dealer Manager a dealer manager fee of 3% of gross offering proceeds, a portion of which may be reallowed to participating broker-dealers. No selling commissions or dealer manager fee will be paid for sales under the distribution reinvestment plan. For three months ended March 31, 2011, the Company incurred $917,764 in selling commissions and dealer manager fees, which are recorded as a cost of capital in the condensed consolidated statements of stockholders’ equity.
7. Stockholders’ Equity
Common Stock
The holders of shares of the Company’s common stock are entitled to one vote per share on all matters voted on by stockholders, including election of the Company’s directors. The Company’s charter does not provide for cumulative voting in the election of directors. Therefore, the holders of a majority of the outstanding shares of the Company’s common stock can elect its entire board of directors. Subject to any preferential rights of any outstanding series of preferred stock, the holders of shares of the Company’s common stock are entitled to such distributions as may be authorized from time to time by its board of directors out of legally available funds and declared by the Company and, upon liquidation, are entitled to receive all assets available for distribution to stockholders. All shares of the Company’s common stock issued in the Offering will be fully paid and nonassessable shares of common stock. Holders of shares of the Company’s common stock will not have preemptive rights, which means that stockholders will not have an automatic option to purchase any new shares of common stock that the Company issues, or have appraisal rights, unless the Company’s board of directors determines that appraisal rights apply, with respect to all or any classes or series of its common stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise such rights.
For the three months ended March 31, 2011, the Company sold 976,077 shares of common stock generating net proceeds of $8,784,696, excluding 14,786 shares issued pursuant to the Company’s distribution reinvestment plan.
The Sponsor has committed to purchase up to $10,000,000 of shares of the Company’s common stock during the two-year period following commencement of the Company’s Offering under certain circumstances in which the Company’s distributions exceed its adjusted funds from operations (“AFFO”) in order to provide additional funds to support distributions to stockholders. On March 23, 2011, the Company’s board of directors approved the sale of 43,439 shares of the Company’s common stock, $0.01 par value per share, to NRFC Sub-REIT Corp., a subsidiary of the Sponsor, at a price of $9.00 per Share.
The Company had 4,169,529 and 3,193,414 shares of common stock outstanding as of March 31, 2011 and December 31, 2010, respectively.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
Distributions
On December 21, 2010, the Company’s board of directors approved a daily cash distribution of $0.002191781 per share of common stock, for each of the three months ended March 31, 2011. The January and February distributions were paid in cumulative amounts on February 1, 2011 and March 1, 2011, respectively, and totaled $333,866. At March 31, 2011, the Company recorded a distribution payable of $193,221, related to the approved March cash distribution which was paid on April 1, 2011.
On March 23, 2011, the Company’s board of directors approved a daily cash distribution of $0.002191781 per share of common stock, for each of the three months ended June 30, 2011. The April, May and June distributions were, or will be paid, in cumulative amounts to the stockholders of record who are entitled to receive such distributions on May 1, 2011, June 1, 2011 and July 1, 2011, respectively.
Distribution Reinvestment Plan
The Company has adopted a distribution reinvestment plan (the “DRP”) through which common stockholders may elect to reinvest an amount equal to the distributions declared on their shares in additional shares of the Company’s common stock in lieu of receiving cash distributions. The initial purchase price per share under the DRP is $9.50. Once the Company establishes an estimated value per share, shares issued pursuant to the distribution reinvestment plan will be priced at the estimated value per share of the Company’s common stock, as determined by the Advisor or another firm chosen for that purpose. The Company expects to establish an estimated value per share after the completion of its offering stage. The offering stage will be considered complete when the Company is no longer publicly offering equity securities—whether through the Offering or follow-on public offerings—and has not done so for 18 months. No selling commissions or dealer manager fees will be paid on shares sold under the DRP. The board of directors of the Company may amend or terminate the DRP for any reason upon 10 days’ notice to participants. For the three months ended March 31, 2011, the Company issued 14,786 shares totaling $140,470 of gross offering proceeds pursuant to the DRP. At March 31, 2011, the Company recorded a distribution payable of $65,463 related to the approved March cash distribution which was reinvested pursuant to the DRP in April 2011. At December 31, 2010, the Company recorded a distribution payable of $44,321 related to the approved December cash distribution which was reinvested pursuant to the DRP in January 2011.
Preferred Shares
The Company’s charter authorizes its board of directors to classify and reclassify any unissued shares of its common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, the board of directors is required by the Company’s charter to set, subject to the charter restrictions on transfer of its stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for holders of the Company’s common stock or otherwise be in their best interest. The Company’s board of directors has no present plans to issue preferred stock, but may do so at any time in the future without stockholder approval. The issuance of preferred stock must be approved by a majority of the Company’s independent directors not otherwise interested in the transaction.
Share Repurchase Program
The Company has adopted a share repurchase program that may enable stockholders to sell their shares to the Company in limited circumstances. Share repurchases will be made at the sole discretion of the board of directors. During the quarter, the Company repurchased 14,748 shares for a total of $147,480 or $10 per share.
8. Equity-Based Compensation
Directors Shares
On July 19, 2010, each of the Company’s three independent directors received 5,000 shares of restricted stock in connection with the commencement of the Offering. The non-vested stock will generally vest over four years; provided, however, that the non-vested stock will become fully vested on the earlier occurrence of (i) the termination of the independent director’s service as a director due to his or her death or disability, or (ii) a change in control of the Company. The total compensation cost recognized in connection with the granting of the non-vested stock is $135,000, which will be recorded in earnings ratably over the four year vesting period. For the three months ended March 31, 2011, the Company recognized $8,439 of compensation expense related to the 5,000 shares of restricted stock, which was recorded in general and administrative expenses in the condensed consolidated statement of operations.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
Long-Term Incentive Plan
The Company has adopted a long-term incentive plan, which it uses to attract and retain qualified directors. The Company’s long-term incentive plan offers these individuals an opportunity to participate in its growth through awards in the form of, or based on, its common stock. The Company currently intends to issue awards only to its independent directors under its long-term incentive plan.
The long-term incentive plan authorizes the granting of restricted stock, stock options, stock appreciation rights, restricted or deferred stock units, performance awards, dividend equivalents, limited partnership interests in the Company’s operating partnership, other stock-based awards and cash-based awards to directors of the Company. Stock options granted under the long-term incentive plan will not exceed an amount equal to 10% of the outstanding shares of the Company’s common stock on the date of grant of any such stock options. Any stock options and stock appreciation rights granted under the long-term incentive plan will have an exercise price or base price that is not less than the fair market value of the Company’s common stock on the date of grant.
The Company’s board of directors, or a committee of the board, administers the long-term incentive plan, with sole authority to determine all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals.
The Company accounts for stock-based compensation in accordance with the FASB fair value recognition provisions. Under these provisions, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is the vesting period. Stock-based compensation is classified within general and administrative expense in the condensed consolidated statements of operations. As stock- based compensation expense recognized in the condensed consolidated statement of operations is based on awards ultimately expected to vest, the amount of expense is reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures are estimated on experience of other companies in the same industry until entity-specific information is available.
9. Commitments and Contingencies
Advisor and Dealer Manager Services
The Company is dependent on the Advisor and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common and preferred stock available for issue; the identification, evaluation, negotiation, origination, acquisition and disposition of investments; management of the daily operations of the Company’s investment portfolio; and other general and administrative responsibilities. In the event that these companies are unable to provide the respective services, the Company will be required to obtain such services from other sources.
10. Fair Value of Financial Instruments
The following disclosures of estimated fair value were determined by the Company, using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair values. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.
As of March 31, 2011 and December 31, 2010, accounts receivable and accounts payable reasonably approximate their fair values due to the short-term maturities of these items. The available for sale securities are carried on the balance sheet at their estimated fair value.
As of March 31, 2011 and December 31, 2010, the estimated fair value of the Company’s TALF agreements was approximately $24,767,000 and $24,976,000, respectively. The estimated fair value is based on interest rates available at March 31, 2011 and December 31, 2010, respectively, for issuance of debt with similar terms and remaining maturities. The estimated fair value of the Company’s TALF agreements is not necessarily indicative of the amounts that the Company could realize in a current market exchange.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
For the real estate debt investment, the fair value was approximated by comparing yields at which the investment is held to estimated yields at which loans originated with similar credit risks or market yields at which a third party might require to purchase the investment by discounting future cash flows at such market yields. Prices were calculated assuming fully extended maturities regardless of whether structural or economic tests are required to achieve such extended maturities. At March 31, 2011, the fair market value was $4,750,000 with a gross principal amount of $4,750,000.
11. Non-controlling Interest
Operating Partnership
Non-controlling interest represents the aggregate limited partnership interests in the Operating Partnership held by limited partners. Income allocated to the non-controlling interest is based on the limited partners ownership percentage of the Operating Partnership. The ownership percentage is determined by dividing the numbers of limited partnership interests held by the limited partners by the total number of dilutive shares. The issuance of additional shares of beneficial interest (the “Common Shares” or “Share”) changes the percentage ownership of both the limited partners and the Company. Income /(loss) allocated to the operating partnership non-controlling interest for the three months ended March 31, 2011 and 2010 was a loss of $23 and income of $110, respectively.
12. Subsequent Events
Offering Proceeds
For the period from April 1, 2011 to May 11, 2011, the Company sold 762,100 common shares pursuant to its Offering, generating gross proceeds of $7,599,929.
Distributions
On May 12, 2011, the Company’s board of directors approved a daily cash distribution of $0.002191781 per share of common stock for each of the three months ended September 30, 2011. The distribution will be paid in cumulative amounts to the stockholders of record entitled to receive such distribution on August 1, 2011, September 1, 2011 and October 1, 2011.
New Investments
On May 2, 2011, the Company originated and funded a 36-month, floating rate senior mortgage loan in the amount of $15,107,400, the proceeds of which were used to acquire an office property in San Mateo, California. The interest rate is LIBOR + 4.00% with a 4% LIBOR floor.
Sponsor Purchase of Common Stock
The Sponsor has committed to purchase up to $10 million of shares of the Company’s common stock during the two-year period following commencement of its Offering under certain circumstances in which the Company’s distributions exceed its AFFO in order to provide additional funds to support distributions to stockholders. On May 12, 2011, the Company’s board of directors approved the sale of 58,565 shares of the Company’s common stock, $0.01 par value per share, to NRFC Sub-REIT Corp., a subsidiary of the Sponsor, at a price of $9.00 per Share.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with our condensed consolidated financial statements and notes thereto included in Item 1 of this report.
Forward-Looking Statements
Certain items in this report may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments, financing needs, future market opportunities, financial condition and disclosure in Item 2. of this report-Management’s Discussion and Analysis of Financial Condition and Results of operations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from those forward looking statements. We are under no duty to update any of the forward- looking statements after the date of this report to conform these statements to actual results.
Factors that could have a material adverse effect on our operations and future prospects are described in our reports filed with the Securities and Exchange Commission, or SEC, including in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010. The factors set forth in the Risk Factors section and elsewhere in our filings with the SEC could cause our actual results to differ significantly from those contained in any forward-looking statement contained in this report.
Organization and Overview
We are an externally managed commercial real estate finance company that was formed in January 2009 to invest in and manage a diversified portfolio of commercial real estate loans, commercial real estate-related debt securities and select commercial real estate equity investments. We commenced our operations in October 2010. We conduct substantially all of our operations and make investments through our operating partnership, of which we are the sole general partner. NS Real Estate Income Trust Advisor, LLC is our external manager, which we sometimes refer to as our Advisor, and is an affiliate of our sponsor, NorthStar Realty Finance Corp. Through our operating partnership we seek to originate, acquire and asset manage;
•	commercial real estate loans, including senior mortgage loans, subordinate mortgage loans (or B-Notes), mezzanine loans, and participations in such loans;
•	commercial real estate-related debt securities; and
•	select commercial real estate equity investments.
We believe that these businesses are complementary to each other due to the overlapping sources of investment opportunities and common reliance on real estate fundamentals.
We intend to make an election to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, commencing with our taxable year ending December 31, 2010. If we qualify as a REIT for federal income tax purposes, we generally will not be subject to federal income tax to the extent we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any taxable year after electing REIT status, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and cash available for distribution. However, we believe that we will be organized and will operate in a manner that will enable us to qualify for treatment as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2010, and we intend to continue to operate so as to remain qualified as a REIT for federal income tax purposes thereafter.

Sources of Operating Revenues
We earn interest income from real estate fixed income securities. We may seek to minimize the impact of floating interest rates by funding floating rate assets with floating rate debt or by hedging fixed rate assets funded with floating rate debt.
We also derive revenues from interest income on the real estate debt investments that we originate with borrowers.
Profitability and Performance Metrics
We calculate Adjusted Funds from Operations (“AFFO”) (see “Non-GAAP Financial Measures—Funds from Operations and Adjusted Funds from Operations” for a description of this metric) to evaluate the profitability and performance of our business.
Outlook and Recent Trends

After being negatively impacted by an extended recessionary period, we believe the current dynamics in the commercial real estate industry are positive and should continue to be positive for the remainder of 2011. We further believe that the current environment will allow us to effectively implement our business plan and realize attractive risk-adjusted returns on our invested capital that will support our dividend.

Virtually all commercial real estate property types were adversely impacted by the recent economic recession, including core property types such as hotel, retail, office, industrial and multi-family properties with non-core property types such as land being more severely impacted. Economic conditions remained weak during 2010, but despite some recent adverse conditions (such as rising commodity prices and uncertainty overseas), we have observed that investor interest has begun returning to many segments of commercial real estate. During the remainder of 2011, we believe macro-economic factors affecting commercial real estate will support continued slow growth and recovery providing us with a favorable investment environment.

We believe that the near and intermediate-term market for originations and acquisitions of commercial real estate loans, commercial real estate-related debt securities and select commercial real estate equity investments is one of the most compelling from a risk-return perspective that or our Advisor has experienced. We believe our strategy presents a favorable alternative to pure “equity-oriented” investment strategies by offering attractive risk-adjusted returns and a higher potential for capital preservation, particularly if the market shifts to a less favorable environment. Given the prospect of a continued slow recovery for the economy, we favor an investment strategy weighted towards targeting debt or securities assets which maximize current income, with significant subordinate capital and downside structural protection.

Many investors who acquired real estate assets prior to this recent economic recession are devoting substantial effort to managing their investments and may not have the resources or capital to take advantage of current market opportunities. Companies such as ours, with no legacy asset issues, should have a competitive advantage in the market. For example, our current originations and acquisitions of commercial real estate loans, commercial real estate-related debt securities and select commercial real estate equity investments reflect valuations that have already adjusted to post-recession pricing.

Our strategy, the current market conditions and our Advisor’s platform, provide opportunities to: i) originate loans with attractive current returns and strong structural features directly with borrowers, thereby taking advantage of the changing market conditions in order to seek attractive risk-return dynamics for our stockholders; and ii) purchase commercial real estate loans and commercial real estate-related debt securities from third parties, in many instances at discounts to their face amounts (or par value), due to the lack of market liquidity and seller deleveraging.

We believe that the following conditions, which are by-products of the recent extended credit market dislocation and the current economic recovery, should create a favorable investment environment for us:

•	The post-recession market for investing in commercial real estate offers an opportunity to participate in what we believe are favorable real estate asset valuations;

•	The scarcity of capital available in the new issue commercial mortgage-backed securities, or CMBS, market or related securitized debt market (such as collateralized debt obligations, or CDOs) reduces a major source of debt capital for commercial property owners;

•	Contraction in the banking system and the high losses experienced by commercial banks has greatly diminished their capacity to provide commercial real estate debt capital and credit to property owners;

•	The increasing number of maturing commercial real estate loans over the next five years should be much greater than the market’s capacity to provide refinancing capital;

•	Insurance companies and government sponsored lending programs like Freddie Mac and Fannie Mae have increased market share through the downturn, but still cannot come close to fully satisfying demand for commercial real estate debt capital and the government sponsored agencies are coming under significant scrutiny with many calling for their reduced role in the future;

•	Capital markets disruption compounded by scrutiny on credit rating agencies offer attractive investing opportunities in legacy CMBS; and

•	The restarting of the CMBS market, which is commonly referred to as CMBS 2.0 (generally seeking to finance only the highest quality assets based on conservative underwriting) makes new issue CMBS investing appealing.

Due to the market conditions described above and our Advisor’s expertise and industry relationships, we continue to see a robust pipeline of investment opportunities that have credit qualities and yield profiles that are consistent with our underwriting standards and that we believe offer the opportunity to meet or exceed our targeted returns. While we remain optimistic that we will continue to be able to generate and capitalize on an attractive pipeline, there is no assurance that will be the case.

Our Target Assets

We intend to invest in both fixed and floating-rate loans and securities. Our fixed-rate assets have set interest rates that do not fluctuate over time and we receive consistent payments from these assets. Our floating-rate assets generally have interest rates based on a spread to one-month London Interbank Offered Rate, or LIBOR, a floating rate index based on rates that banks charge each other to borrow. LIBOR as of March 31, 2011, was 0.24%, well below its 2.93% average over the past five years. One-month LIBOR resets every 30 days and the total interest rate paid to us by our borrowers on our floating-rate assets that are tied to LIBOR will generally fluctuate as LIBOR rises and falls. Given the current one-month LIBOR rate is at historically low levels and the positive trend in overall economy, we would expect that the one-month LIBOR rate will move in an upward direction over the next few years. This in turn will increase the interest rate that our borrowers are required to pay us and income generated by our floating-rate investments that are not subject to minimum LIBOR rates that are already in excess of market rates. In order to generate minimum interest rates that are consistent with our targeted returns given the current one-month LIBOR rate, many of our LIBOR-based assets have a fixed minimum LIBOR rates, or “floor”. The interest rate paid on our floating rate assets with floors will not increase until the actual one-month LIBOR rate surpasses the fixed floor rate. Our allocation of fixed and floating-rate assets may vary significantly over time.

Returns on real estate securities are sensitive to interest rate volatility. For example, if interest rates increase, the value of our fixed rate real estate securities would tend to decrease. On the other hand, if interest rates were to decrease, the value of our fixed rate real estate securities would tend to increase.

Our Financing Strategy

We may employ leverage as a part of our investment strategy. Although we have a maximum leverage level for our portfolio, we do not have a targeted debt to equity ratio as we believe the appropriate leverage for the particular assets we finance depends on the specific credit characteristics of those assets. We utilize leverage for the sole purpose of financing our assets and we do not employ leverage to speculate on changes in interest rates. When we employ leverage we will generally seek to match fund our assets with respect to interest rate and maturity in order to reduce the impact of interest rate fluctuation and risk of refinancing our liabilities prior to the maturity of our assets.

We believe that liquidity is returning to the commercial real estate finance markets and banks have begun to more actively provide credit to experienced real estate lenders with strong track records to originate or purchase new real estate debt investments. We expect that credit availability will continue to improve during the remainder of 2011, increasing opportunities for us to access attractive capital to finance our assets.

Our Risk Management Strategy

Our Advisor uses many methods to actively manage our asset base to preserve our income and capital. Frequent dialogue with borrowers and inspections of our collateral are an effective process for identifying issues early and prior to missed debt service and other payments. Some of our loans may require borrowers to replenish cash reserves for items such as taxes, insurance and future debt service costs. Late replenishments of cash reserves also may be an early indicator there could be a problem with the borrower or collateral property.

Our Advisor conducts a quarterly comprehensive credit review which is designed to enable us to evaluate and proactively manage asset-specific credit issues and identify credit trends on a portfolio-wide basis as an “early warning system.” Nevertheless, we cannot be certain that our Advisor’s review will identify all issues within our portfolio due to, among other things, adverse economic conditions or events adversely affecting specific assets; therefore, potential future losses may also stem from assets that are not identified by these credit reviews. During the quarterly reviews, assets are put on non-performing status and identified for possible impairment based upon several factors, including missed or late contractual payments, significant declines in collateral performance, and other data which may indicate a potential issue in our ability to recover our capital from the investment.

Each of our assets, while primarily backed by commercial real estate collateral, is unique and requires customized asset management strategies for dealing with potential credit situations. The complexity of each situation depends on many factors, including the number of collateral properties, the type of property, macro and local market conditions impacting the demand, cash flow and value of the collateral, and the financial condition of our borrowers and their willingness to support our collateral properties. Our Advisor has an experienced asset management team that monitors those factors on our behalf.

Critical Accounting Policies
Refer to the section of our Annual Report on Form 10-K for the year ended December 31, 2010 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting policies” for a full discussion of our critical accounting policies.
Basis of Presentation
The following discussion is based upon the historical carryover financial statements of NorthStar Income Opportunity REIT I, Inc., or NSIO REIT, the accounting acquirer, for the periods from January 1, 2010 to March 31, 2010 and the financial statements of ours from January 1, 2011 to March 31, 2011.

RESULTS OF OPERATIONS
Comparison of the Three Months Ended March 31, 2011 to the Three Months Ended March 31, 2010.
Revenues
Interest Income
Interest income for the three months ended March 31, 2011 totaled $373,466, representing an increase of $95,212 or 34% compared to $278,254 for the three months ended March 31, 2010. The increase in interest income was primarily attributable to: (i) the full quarter benefit in 2011 of the acquisition of two available for sale securities, one on January 28, 2010 and the second on February 25, 2010, resulting in additional income of $93,101; and (ii) on March 30, 2011, we originated a $4,750,000 senior mortgage, resulting in $2,111 of additional interest income.
Expenses
Interest Expense
Interest expense for the three months ended March 31, 2011 totaled $222,569, representing an increase of $102,365 or 85% compared to $120,204 for the three months ended March 31, 2010. For the three months ended March 31, 2011, the $102,365 increase in interest expense was primarily related to interest expense on two Term Asset-Backed Securities Loan Facility agreements, or TALF agreements, secured in January 2010 and February 2010, respectively, which were used to finance the acquisition of two available for sale securities.
Advisory Fees — Related Party
Advisory fees — related parties for the three months ended March 31, 2011 totaled $64,879, representing an increase of $58,245 compared to $6,634 for the three months ended March 31, 2010. For the three months ended March 31, 2011, the $58,245 increase in advisory fees — related party was primarily attributable to i) the 1% acquisition fee to our Advisor for the origination of a $4,750,000 senior mortgage loan in March 2011, and ii) a full quarter of asset management fees for the securities acquired during the first quarter of 2010.
Audit and Professional Fees
Audit and professional fees for the three months ended March 31, 2011 totaled $46,763 and represented audit and tax, legal and consulting fees related to our registration statements, our periodic reporting, and insurance consulting. We had no such audit and professional fees for the three months ended March 31, 2010.
General and Administrative
General and administrative expenses for the three months ended March 31, 2011 totaled $185,103, representing an increase of $65,860 or 55% compared to $119,243 for the three months ended March 31, 2010. For the three months ended March 31, 2011, the $65,860 increase in general and administrative expense was primarily related to increases in director and officer insurance, public company expenses, stock based compensation expense, and servicer fees, partially offset by structure fees incurred in 2010 related to the TALF agreements and corresponding CMBS purchases.
Unrealized (Loss)/Gain on Investments
Unrealized (loss)/gain on investments for the three months ended March 31, 2011 totaled a loss of $4,407, representing a decrease of $251,266 or 102%, compared to a gain of $246,859 for the three months ended March 31, 2010. The unrealized loss on investments for the three months ended March 31, 2011 and the unrealized gain for the three months March 31, 2010 consisted of fair value mark-to-market adjustments recorded on the available for sale securities.
Liquidity and Capital Resources
We are dependent upon the net proceeds from our continuous, public offering of up to a maximum of 110,526,315 shares of common stock, or our Offering, of which 10,526,315 shares will be offered pursuant to our distribution reinvestment plan, or DRP, to conduct our operations. We will obtain the capital required to purchase and originate real estate-related investments and conduct our operations from the proceeds of our Offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations. As of March 31, 2011, we had $24,048,789 of unrestricted cash.
If we are unable to continue to raise funds in the Offering, we will be unable to make new investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to continue to raise funds in the Offering. Our inability to continue to raise funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.
Once we have fully invested the proceeds of our Offering, we expect that our debt financing will not exceed 50% of the greater of the cost or fair market value of our investments, although it may exceed this level during our offering stage. Our charter does not limit us from incurring debt until our borrowings would exceed 75% of our tangible assets. We cannot exceed this limit unless any excess in borrowing over such level is approved by our stockholders. As of March 31, 2011, our leverage limit was 72%, which is in accordance with the maximum allowed by our charter.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our Advisor and NRF Capital Markets, LLC, or the Dealer Manager. During our organization and offering stage, these payments will include payments to the Dealer Manager for selling commissions and the dealer manager fee and payments to the Dealer Manager and our Advisor for reimbursement of certain organization and offering expenses. However, our Advisor has agreed to reimburse us to the extent that selling commissions, the dealer manager fee and other organization and offering expenses incurred by us exceed 15% of our gross offering proceeds. During our acquisition and development stage, we expect to make payments to our Advisor in connection with the selection and origination or purchase of investments, the management of our assets and costs incurred by our Advisor in providing services to us. The advisory agreement has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of our Advisor and our board of directors.
We intend to elect to be taxed as a REIT and to operate as a REIT commencing with our taxable year ending December 31, 2010. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. Provided we have sufficient available cash flow, we intend to authorize and declare daily distributions and pay distributions on a monthly basis. We have not established a minimum distribution level.
Cash Flow Analysis
The following discussion is based upon the historical carryover financial statements of NSIO REIT, the accounting acquirer, for the periods from January 1, 2010 to March 31, 2010 and the financial statements of ours from January 1, 2011 to March 31, 2011.
Net cash flow provided by operating activities was $207,379 for the three months ended March 31, 2011 compared to net cash provided by operating activities of $42,326 for the three months ended March 31, 2010. The principal source of cash for the three months ended March 31, 2011 was the full quarter benefit of income generated from existing investment activity and the origination of a real estate debt investment on March 30, 2011. The principal source of cash for the three months ended March 31, 2010 was new investment activity which generated income.
Net cash flow used in investing activities was $4,702,500 for the three months ended March 31, 2011 compared to net cash used in investing activities of $29,616,265 for the three months ended March 31, 2010. The principal use of cash for the three months ended March 31, 2011 was the origination of one real estate debt investment on March 30, 2011. The principal use of cash for the three months ended March 31, 2010 was the purchase of two securities.
Net cash flow provided by financing activities was $8,139,078 for the three months ended March 31, 2011 compared to net cash provided by financing activities of $30,829,072 for the three months ended March 31, 2010. The principal sources of cash for the three months ended March 31, 2011 were proceeds from the issuance of common stock. The principal sources of cash for the three months ended March 31, 2010 were proceeds from the issuance of common stock and proceeds from two TALF agreements.
Recent Developments
Offering Proceeds
For the period from April 1, 2011 to May 11, 2011, we sold 762,100 common shares pursuant to our Offering, generating gross proceeds of $7,599,929.
Distributions
On May 12, 2011, our board of directors approved a daily cash distribution of $0.002191781 per share of common stock for each of the three months ended September 30, 2011. The distribution will be paid in cumulative amounts to the stockholders of record entitled to receive such distribution on August 1, 2011, September 1, 2011 and October 1, 2011.
New Investments
On May 2, 2011, we originated and funded a 36-month, floating rate senior mortgage loan in the amount of $15,107,400, the proceeds of which were used to acquire an office property in San Mateo, California. The interest rate is LIBOR + 4.00% with a 4% LIBOR floor.
Sponsor Purchase of Common Stock
The Sponsor has committed to purchase up to $10 million of shares of our common stock during the two-year period following commencement of our Offering under certain circumstances in which our distributions exceed our AFFO in order to provide additional funds to support distributions to stockholders. On May 12, 2011, our board of directors approved the sale of 58,565 shares of our common stock, $0.01 par value per share, to NRFC Sub-REIT Corp., a subsidiary of the Sponsor, at a price of $9.00 per Share.
Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements that are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources.

Non-GAAP Financial Measures
Funds from Operations and Adjusted Funds from Operations
Management believes that funds from operations, or FFO, and adjusted funds from operations, or AFFO, each of which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT and of our company in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT, as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures. FFO, as defined by NAREIT, is a computation made by analysts and investors to measure a real estate company’s cash flow generated by operations.
We calculate AFFO by subtracting from (or adding) FFO:
•	the amortization or accrual of various deferred costs including equity based compensation; and
•	an adjustment to reverse the effects of unrealized gains/(losses).
Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance, and believes they are also useful to investors, because they facilitate an understanding of our operating performance after adjustment for certain non-cash expenses. Additionally, FFO and AFFO serve as measures of our operating performance because they facilitate evaluation of our company without the effects of selected items required in accordance with GAAP that may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our investors with an additional useful measure to compare our financial performance to certain other REITs.
Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with U.S. GAAP. Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.
Set forth below is a reconciliation of FFO and AFFO to net income from continuing operations before non-controlling interest:

	Three Months Ended	Three Months Ended
	March 31, 2011	March 31, 2010

Funds from Operations:
Consolidated net income (loss) income	$(150,255)	$279,032

Funds from Operations	$(150,255)	$279,032

Adjusted Funds from Operations:
Funds from Operations	(150,255)	279,032
Amortization of equity-based compensation	8,439	—
Unrealized losses/(gains) from mark-to-market adjustments	4,407	(246,859)

Adjusted Funds from Operations	$(137,409)	$32,173

Item 3.	Quantitative and Qualitative Disclosures About Market Risk
We may be exposed to the effects of interest rate changes as a result of borrowings used to maintain liquidity and to fund the acquisition, expansion and refinancing of our real estate investment portfolio and operations. Our profitability and the value of our investment portfolio may be adversely affected during any period as a result of interest rate changes. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. We may utilize a variety of financial instruments, including interest rate caps, floors, and swap agreements, in order to limit the effects of changes in interest rates on our operations. When we use these types of derivatives to hedge the risk of interest-earning assets or interest-bearing liabilities, we may be subject to certain risks, including the risk that losses on a hedge position will reduce the funds available for payments to holders of our common stock and that the losses may exceed the amount we invested in the instruments. We will not enter into derivative or interest rate transactions for speculative purposes.

Item 4.	Controls and Procedures
Disclosure Controls and Procedures
The management of the Company established and maintains disclosure controls and procedures that are designed to ensure that material information relating to the Company and its subsidiaries required to be disclosed in the reports that are filed or submitted under the 1934 Act are recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosures.
As of the end of the period covered by this report, the Company’s management conducted an evaluation, under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, of the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Based on this evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that, as of the end of the period covered by this report, the Company’s disclosure controls and procedures are effective. Notwithstanding the foregoing, a control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that it will detect or uncover failures within the Company to disclose material information otherwise required to be set forth in the Company’s periodic reports.

PART II. OTHER INFORMATION

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds
Recent Sales of Unregistered Securities
None
Use of Proceeds from Registered Securities
On July 19, 2010, our registration statement on Form S-11 (File No. 333-157688), covering our Offering of up to 110,526,315 shares of common stock, of which 10,526,315 shares of common stock would be offered pursuant to our DRP, was declared effective under the Securities Act and we retained the Dealer Manager, an affiliate of ours, to serve as the dealer manager of the Offering. We are offering up to 100,000,000 shares of common stock at an aggregate offering price of up to $1.0 billion, or $10.00 per share, with discounts available to certain categories of purchasers, and 10,526,315 shares of common stock pursuant to our DRP at an aggregate offering price of $100 million, or $9.50 per share.
As of March 31, 2011, we had sold the following securities in our Offering at the following aggregate offering prices:
• 1,250,583 shares, equal to $12,399,501 in aggregate gross offering proceeds; and
• 21,000 shares, equal to $199,502 in aggregate gross offering proceeds, pursuant to the DRP.
In the aggregate, as of March 31, 2011, we had sold 1,247,544 shares resulting in gross proceeds of $12,398,999, excluding the 24,039 shares purchased by NRFC Sub-REIT Corp preceding the commencement of our Offering.
As of March 31, 2011, we have incurred the following costs in connection with the issuance and distribution of the registered securities:

Type of Cost	Amount

Offering costs to related parties	$954,380
For the three months ended March 31, 2011, we repurchased 14,748 shares for a total of $147,480, or $10.00 per share.

Item 6.	Exhibits
(a)	Exhibits

Exhibit
Number	Description
3.1
Second Articles of Amendment and Restatement of NorthStar Real Estate Income Trust, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 26, 2010 and incorporated herein by reference)

3.2	Bylaws of NorthStar Real Estate Income Trust, Inc. (filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (File No. 333-157688) and incorporated herein by reference)
4.1	Form of Subscription Agreement (filed as Exhibit 4.1 to Pre-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (File No. 333-157688) and incorporated herein by reference)
4.2
Form of Distribution Reinvestment Plan (filed as Exhibit 4.2 to Pre-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (File No. 333-157688) and incorporated herein by reference)

10.1	Escrow Agreement (filed as Exhibit 10.1 to Pre-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (File No. 333-157688) and incorporated herein by reference)
10.2	Advisory Agreement (filed as Exhibit 10.2 to Pre-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (File No. 333-157688) and incorporated herein by reference)
10.3
Limited Partnership Agreement of NorthStar Real Estate Income Trust Operating Partnership, LP (filed as Exhibit 10.3 to Pre-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (File No. 333-157688) and incorporated herein by reference)

10.4
NorthStar Real Estate Income Trust, Inc. Long-Term Incentive Plan (filed as Exhibit 10.4 to Pre-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (File No. 333-157688) and incorporated herein by reference)

10.5
NorthStar Real Estate Income Trust, Inc. Independent Directors Compensation Plan (filed as Exhibit 10.5 to Pre-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (File No. 333-157688) and incorporated herein by reference)

10.6
Amendment to the NorthStar Real Estate Income Trust, Inc. Independent Directors Compensation Plan (filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed on August 26, 2010 and incorporated herein by reference)

10.7	Distribution Support Agreement (filed as Exhibit 10.6 to Pre-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (File No. 333-157688) and incorporated herein by reference)
10.8
Form of Indemnification Agreement (filed as Exhibit 10.7 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (File No. 333-157688) and incorporated herein by reference)

10.9
Form of Restricted Stock Award Certificate (filed as Exhibit 10.8 to Pre-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (File No. 333-157688) and incorporated herein by reference)

10.10	Amendment No. 1 to Advisory Agreement dated February 24, 2011 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 2, 2011 and incorporated herein by reference)
31.1*	Certification by the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification by the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1*	Certification by the Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2*	Certification by the Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

*	Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHSTAR REAL ESTATE INCOME TRUST, INC.
Date: May 13, 2011	By:	/s/ David T. Hamamoto
David T. Hamamoto
Chief Executive Officer

	By:	/s/ Lisa Meyer
Lisa Meyer
Chief Financial Officer

EXHIBIT 31.1
CERTIFICATION OF CHIEF EXECUTIVE OFFICER
I, David T. Hamamoto, certify that:
1.	I have reviewed this quarterly report on Form 10-Q of NorthStar Real Estate Income Trust, Inc.;
2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiary, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)	Intentionally omitted;
(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):
(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 13, 2011	By:	/s/ David T. Hamamoto
David T. Hamamoto
Chief Executive Officer

EXHIBIT 31.2
CERTIFICATION OF CHIEF FINANCIAL OFFICER
I, Lisa Meyer, certify that:
1.	I have reviewed this quarterly report on Form 10-Q of NorthStar Real Estate Income Trust, Inc.;
2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiary, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)	Intentionally omitted;
(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):
(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 13, 2011	By:	/s/ Lisa Meyer
Lisa Meyer
Chief Financial Officer

EXHIBIT 32.1
CERTIFICATION OF CEO PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
In connection with the Quarterly Report on Form 10-Q of NorthStar Real Estate Income Trust, Inc. (the “Company”) for the quarterly period ended March 31, 2011, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), David T. Hamamoto, as Chief Executive Officer of the Company, hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of his knowledge:
(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 13, 2011	By:	/s/ David T. Hamamoto
David T. Hamamoto
Chief Executive Officer
This certification accompanies the Report pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not, except to the extent required by the Sarbanes-Oxley Act of 2002, be deemed filed by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.
A signed original of this written statement required by Section 906 of the Sarbanes-Oxley Act of 2002 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

EXHIBIT 32.2
CERTIFICATION OF CFO PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
In connection with the Quarterly Report on Form 10-Q of NorthStar Real Estate Income Trust, Inc. (the “Company”) for the quarterly period ended March 31, 2011 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), Lisa Meyer, as Chief Financial Officer of the Company, hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of her knowledge:
(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 13, 2011	By:	/s/ Lisa Meyer
Lisa Meyer
Chief Financial Officer
This certification accompanies the Report pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not, except to the extent required by the Sarbanes-Oxley Act of 2002, be deemed filed by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.
A signed original of this written statement required by Section 906 of the Sarbanes-Oxley Act of 2002 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.